Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Paul Motenko (714) 848-3747, ext. 227

CHICAGO PIZZA & BREWERY, INC. REPORTS AN $828,000 PROFIT FOR THE FIRST QUARTER OF 2003, AND A 37.0% INCREASE IN REVENUES.

Huntington Beach, CA April 29, 2003 - Chicago Pizza & Brewery, Inc. (NASDAQ: CHGO) released results for the first quarter ended March 30, 2003.

Highlights for the first quarter of 2003 relative to the same quarter last year were as follows:

•                  Revenues increased 37.0% to $23.8 million

•                  BJ’s comparable restaurant sales increased 2.7%

•                  Net income increased 12.5% to $828,000

•                  E.P.S. reached $0.04

•                  New restaurant opened in Clear Lake, Texas

Revenues increased 37.0% to $23.8 million for the first quarter of 2003, from $17.4 million in the first quarter of 2002. The $6.4 million increase is primarily the result of new restaurant openings in Westlake, CA (August 2002), Oxnard, CA (September 2002), Lewisville, TX (November 2002), Cupertino, CA (December 2002) and Clear Lake, TX (January 2003). Also contributing to the revenue growth was an increase in BJ’s same store sales of 2.7% for stores opened greater than eighteen months. These increases were partially offset by lower revenues from Pietro’s due to two unit closings in February 2002 and the first period of 2003.

Net income increased 12.5% to $828,000, or $0.04 per share, in the first quarter of 2003, compared to $736,000, or $0.06 per share, in the same period of 2002. The weighed average diluted shares outstanding were 20,145,000 in the first quarter of 2003 compared to 12,923,000 in prior year period. The increase is primarily related to the exercise of 7,349,000 redeemable warrants in the first half of 2002 that provided $35.9 million in proceeds to the Company.

Paul Motenko, Co-CEO of Chicago Pizza & Brewery commented, “We are very pleased with our first quarter performance. Our new locations continue to perform very well. In addition, our overall revenue performance enabled us to leverage the general and administrative infrastructure investments we made in 2002. For the balance of 2003, we expect to open four to five additional BJ’s, continue to drive comparable store sales and further leverage our general and administrative infrastructure.”

The Company expects 2003 earnings per share of $0.21 to $0.23.

Chicago Pizza & Brewery, Inc. operates 30 casual dining restaurants, some of which incorporate brewpubs. Nineteen of the restaurants are located in California, with additional locations in Colorado, Arizona and Texas. In addition, the Company operates seven restaurants in Oregon, three of which are Pietro’s pizzerias, and has a licensing interest in a BJ’s restaurant in Lahaina, Maui. BJ’s restaurants offer customers moderate prices and tremendous value on an incredible menu that includes deep-dish

Chicago-style pizza as well as sandwiches, salads, fabulous desserts, critically acclaimed hand-crafted beers and more. Visit Chicago Pizza & Brewery, Inc. on the web at www.bjsbrewhouse.com.

The information presented herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbors created thereby.  The Company’s actual results could differ materially from those discussed here.  Factors that could cause or contribute to such differences include, without limitation, those factors discussed herein and in the Company’s annual report as reported on Form 10-K as of December 29, 2002 and for the year then ended including, without limitation:  (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) marketing and other limitations as a result of the Company’s historic concentration in Southern California, (iv) restaurant and brewery industry competition, (v) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (vi) increase in food costs and wages,  (vii) consumer trends, (viii) potential uninsured losses and liabilities, (ix) increasing insurance costs, (x) trademark and servicemark risks, (xi) government regulations (xii) licensing costs, and (xiii) other general economic and regulatory conditions and requirements.

Further information concerning the Company’s results of operations for the first quarter will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by May 14, 2003.

In addition, the supplemental information is provided to investors to help gauge the Company’s performance and is not indicative of future results.

Selected Unaudited Consolidated Financial Data
(Dollars in thousands except for per share data)

	For the Quarter Ended
Statement of Income Data:	March 30, 2003		March 31, 2002

Revenues	$23,795	100.0%	$17,369	100.0%

Costs and expenses:
Cost of sales	6,290	26.4	4,468	25.7
Labor and benefits	8,644	36.3	6,341	36.5
Occupancy	1,759	7.4	1,383	8.0
Operating expenses	2,660	11.2	1,851	10.7
General and administrative	2,104	8.8	1,609	9.3
Depreciation and amortization	913	3.8	582	3.4
Restaurant opening expense	412	1.7	12	0.1
Total cost and expenses	22,782	95.6	16,246	93.7
Income from operations	1,013	4.4	1,123	6.3

Other income (expense):
Interest income (expense), net	97	0.4	(48)	(0.3)
Other income (expense), net	162	0.7	59	0.3
Total other income (expense)	259	1.1	11	—
Income before income tax expense	1,272	5.5	1,134	6.3

Income tax expense	(444)	1.9	(398)	2.3

Net income	$828	3.6%	$736	4.0%

Net income per share:
Basic	$0.04		$0.06

Diluted	$0.04		$0.06

Weighted average number of shares outstanding:
Basic	19,375		12,315

Diluted	20,145		12,923

Selected Balance Sheet Information
(Dollars in thousands)

Balance Sheet Data (end of period):

March 30, 2003 (Unaudited)

December 29, 2002

Cash , cash equivalents and short-term investments	$29,413	$32,734

Total assets	$76,622	$77,849

Total long-term debt, including current portion	$451	$561

Shareholders’ equity	$67,526	$66,616